EXHIBIT 4.2

                           CREDITRISKMONITOR.COM, INC.

                              AMENDMENT NUMBER ONE

                                       to

                          1998 LONG-TERM INCENTIVE PLAN

1. Section 4.1(iii) is amended and restated to read in its entirety as follows:

      "(iii) to determine whether and to what extent Awards are granted hereunder, including vesting arrangements, whether at the time of grant or at any time subsequent thereto;"


2. Section 4.1(vi) is amended and restated to read in its entirety as follows:

      "(vi) upon a Change in Control, to offer to "cash out" any Option, SAR or Restricted Stock, subject to acceptance by the offeree, for a cash-out price reflecting the spread between the Fair Market Value of the Common Stock subject to the Award at the time of the Change in Control over the exercise price of any Option, the base price of any SAR or the Fair Market Value of any Restricted Stock on the date of grant, as the case may be;"


3. Section 9.8(a) and (b) are amended and restated to read in their entirety as follows:

            "Change in Control.

            (a) Notwithstanding any vesting schedule provided for by the Board or the Committee with respect to an Award, a Change in Control of the Company shall result in (i) all outstanding Options and SARs immediately becoming exercisable in full, (ii) the lapse of any Restriction Period applicable to outstanding Restricted Stock Awards, (iii) the lapse of any Performance Period applicable to outstanding Performance Shares and (iv) the deemed satisfaction of any Performance Measures applicable to outstanding Options, SARs, Restricted Stock Awards and Performance Shares. Any good faith determination by the Board as to whether a change in Control within the meaning of this Section has occurred shall be conclusive and binding on the Participants.

            (b) "Change in Control" shall mean:

                  (1) the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3


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      promulgated under the Exchange Act, of 60% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided that the following acquisitions shall not constitute a Change in
      Control: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of a conversion or exchange privilege in respect of outstanding convertible or exchangeable securities), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i), (ii) and (iii) of subsection (3) of this Section 9.8(b) shall be satisfied;

                  (2) approval by the stockholders of the Company of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation, (i) more than 30% of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (the "Outstanding Surviving Company Common Stock") and more than 30% of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors (the "Outstanding Surviving Company Voting Securities") is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation and in substantially the same proportions relative to each other as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or the corporation resulting from such reorganization, merger or consolidation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 50% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 30% or more of the then Outstanding Surviving Company Stock or 30% or more of the Outstanding Surviving Company Voting Securities and (iii) at least a majority of the members of the Board of Directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board of Directors providing for such reorganization, merger or consolidation; or


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                  (3) approval by the stockholders of the Company of (i) a plan of complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately after such sale or other disposition, (A) more than 30% of the then outstanding shares of common stock thereof and more than 30% of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such sale or other disposition and in substantially the same proportions relative to each other as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, an Exempt Person, any employee benefit plan (or related trust) sponsored or maintained by the Company or such corporation (or any corporation controlled by the Company) and any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, 50% or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock thereof or 30% or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (C) at least a majority of the members of the Board of Directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition."